                          EQUITY PURCHASE AGREEMENT

                                by and among

                        VARI-LITE INTERNATIONAL, INC.,

                                SHOWCO, INC.,

                    CLAIR BROTHERS AUDIO ENTERPRISES, INC.

                                     and

                           CLAIR ACQUISITION CORP.

                              TABLE OF CONTENTS

I.       SALE AND PURCHASE OF INTEREST...................................................................2

         1.1               SALE AND PURCHASE.............................................................2

         1.2               GUARANTEE.....................................................................2

II.      CONSIDERATION...................................................................................2

         2.1               CLOSING.......................................................................2

         2.2               PAYMENT OF PURCHASE PRICE.....................................................3

         2.3               DELIVERIES BY SHOWCO AND VARI-LITE............................................3

         2.4               DELIVERIES BY BUYER AND CLAIR BROTHERS........................................5

III.     REPRESENTATIONS AND WARRANTIES OF SHOWCO AND VARI-LITE..........................................6

         3.1               ORGANIZATION AND AUTHORITY OF SELLERS.........................................6

         3.2               NO VIOLATION; CONSENTS AND APPROVALS..........................................7

         3.3               LITIGATION....................................................................8

         3.4               BROKERS.......................................................................9

         3.5               STATUS OF CLEARSHO............................................................9

         3.6               ASSET PURCHASE...............................................................10

IV.      REPRESENTATIONS AND WARRANTIES OF BUYER AND CLAIR
           BROTHERS.....................................................................................10

         4.1               ORGANIZATION AND AUTHORITY...................................................10

         4.2               NO VIOLATION; CONSENTS AND APPROVALS.........................................11

         4.3               BROKERS......................................................................12

V.       COVENANTS AND AGREEMENTS.......................................................................12

         5.1               COVENANT NOT TO COMPETE......................................................12


         5.2               USE OF NAMES.................................................................13

         5.3               ACCESS TO INFORMATION........................................................14

         5.4               FURTHER ASSURANCES...........................................................14

         5.5               CERTAIN TAX MATTERS..........................................................15

         5.6               EMPLOYEES AND EMPLOYEE BENEFITS..............................................16

         5.7               TRANSITION RIGHTS............................................................19

VI.      INDEMNIFICATION................................................................................20

         6.1               SHOWCO AND VARI-LITE OBLIGATION TO INDEMNIFY.................................20

         6.2               BUYER AND CLAIR BROTHERS OBLIGATION TO INDEMNIFY.............................20

         6.3               LIMITATION ON OBLIGATION TO INDEMNITY........................................21

         6.4               DEFENSE OF ACTIONS...........................................................22

         6.5               NOTICES AND PAYMENTS.........................................................23

         6.6               SOLE REMEDY..................................................................23

VII.     MISCELLANEOUS..................................................................................23

         7.1               PUBLICITY....................................................................23

         7.2               EXPENSES.....................................................................24

         7.3               NOTICES......................................................................24

         7.4               SURVIVAL.....................................................................25

         7.5               ENTIRE UNDERSTANDING; AMENDMENTS.............................................25

         7.6               PARTIES IN INTEREST..........................................................26

         7.7               ASSIGNMENT...................................................................26

         7.8               NO WAIVERS...................................................................26


         7.9               SEVERABILITY.................................................................27

         7.10              COUNTERPARTS.................................................................27

         7.11              INTERPRETATION...............................................................27

         7.12              REFERENCES...................................................................27

         7.13              GOVERNING LAW................................................................27

         7.14              VENUE........................................................................28

EXHIBIT
A                 Definitions

SCHEDULE
3.2(a)   Default

3.2(b)   Showco Required Approvals

3.3(a)   List of Claims, Actions, Suits, Proceedings, Investigations, and Pending Inquiries

5.6      Transferred Employees

                            EQUITY PURCHASE AGREEMENT

         This Equity Purchase Agreement ("Agreement") is made and dated as of this 17th day of November, 2000 by and among Vari-Lite International, Inc., a Delaware corporation ("Vari-Lite"), Showco, Inc., a Delaware corporation and wholly owned subsidiary of Vari-Lite ("Showco"), Clair Acquisition Corp., a Pennsylvania corporation ("Buyer"), and Clair Brothers Audio Enterprises, Inc., a Pennsylvania corporation ("Clair Brothers"). From time to time in this Agreement, Vari-Lite, Showco, Buyer and Clair Brothers are referred to, individually, as a "Party" and, collectively, as the "Parties." Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in EXHIBIT A.

                                   BACKGROUND

         WHEREAS, Vari-Lite is the sole stockholder of Showco;

         WHEREAS, Showco is the sole member of Clearsho, a Delaware limited liability company ("Clearsho");

         WHEREAS, Showco has been engaged in the business of providing and servicing sound systems for large-scale events (the "Business");

         WHEREAS, Showco desires to terminate its involvement in the Business;

         WHEREAS, Showco is, on the date hereof, transferring, as a capital contribution, substantially all of its assets to Clearsho, all in accordance with the terms and conditions set forth in an Asset Transfer Agreement dated the date hereof (the "Asset Transfer Agreement");

         WHEREAS, Vari-Lite and Showco no longer want to be involved in the Business indirectly through Clearsho;

         WHEREAS, Showco desires to sell and Buyer desires to purchase all of Showco's right, title and interest in and to its 100% membership interest in Clearsho (the "Membership Interest"), all in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises, and of the mutual covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

I.       SALE AND PURCHASE OF INTEREST.

         1.1 SALE AND PURCHASE. Subject to the terms and conditions of this Agreement and for the consideration hereinafter specified, at the Closing, Showco shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Showco, free and clear of all Liens, good, valid and marketable title in and to the Membership Interest.

         1.2 GUARANTEE. From and after the Closing, Clair Brothers shall guarantee the payment, performance and discharge of the Assumed Liabilities, as defined in and pursuant to and in accordance with the Asset Transfer Agreement.

II.      CONSIDERATION.

         2.1 CLOSING. The sale, assignment, conveyance, transfer and delivery of the Membership Interest by Showco to Buyer, and the purchase, assumption and acquisition by Buyer of the Membership Interest and the consummation of the other transactions contemplated hereby, shall take place at a closing (the "Closing") to be held at the offices of Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania, at 10:00 a.m. local time, on the date of this Agreement, or at such other date, time and location as may be agreed upon in writing among the Parties. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

         2.2      PAYMENT OF PURCHASE PRICE.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the sale, assignment, conveyance, transfer and delivery of the Membership Interest, Buyer shall, at the Closing, in the manner contemplated by Section 2.4(a), pay to Showco cash in an aggregate amount equal to $12,746,023 (the "Purchase Price").

                  (b) The Parties acknowledge that the acquisition of the Membership Interest shall be treated by Clair Brothers and Buyer as an acquisition of the Assets for state and federal income tax purposes. As such, for the tax year in which the Closing occurs, Buyer shall file Internal Revenue Service Form 8594 and all Tax Returns in accordance with the allocation among the Assets of the sum of the Purchase Price and the Assumed Liabilities as set forth in SCHEDULE 2.2(b) (the "Allocation"). None of Vari-Lite, Showco or Buyer shall report the transactions contemplated by this Agreement in a manner inconsistent with the Allocation. Vari-Lite, Showco and Buyer shall each promptly provide each other Party with any information or other cooperation required, as requested, to complete Form 8594, with reasonable assistance in the event of an examination, audit or other proceeding regarding the Allocation.

         2.3 DELIVERIES BY SHOWCO AND VARI-LITE. At the Closing, Showco and Vari-Lite shall deliver, or cause to be delivered, the following to Buyer:

                  (a) The full right, title and interest in the Membership Interest in Buyer;

                  (b)      The Escrow Agreement, duly executed by Showco;

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


                  (c) The Certificate of the Secretary of each of Showco and Vari-Lite, dated the Closing Date, certifying: (i) that attached are true, complete and correct copies of its certificate of incorporation, bylaws and any amendments thereto, and the resolutions duly adopted by its board of directors and, in the case of Showco, stockholders authorizing the execution, delivery and performance of this Agreement by it; (ii) the names, titles and signatures of its officers who sign documents on its behalf in connection with this Agreement, certifying the authority of each such officer to do so; and (iii) that attached is a true, complete and correct copy of the Certificate of Formation of Clearsho.

                  (d) A good standing certificate for each of Showco and Vari-Lite issued by the Secretary of State of the State of Delaware, dated within ten days prior to the Closing Date;

                  (e) Opinions of counsel to Showco and Vari-Lite, in form and substance reasonably satisfactory to counsel for Buyer and Clair Brothers;

                  (f) Evidence, in form and substance reasonably satisfactory to Buyer, demonstrating that Showco has obtained all approvals indicated in SCHEDULE 3.2(b) and Showco and Clearsho have completed all transactions contemplated by the Asset Transfer Agreement in accordance with its terms;

                  (g) Such copies as Buyer may request of the various closing deliveries under the Asset Transfer Agreement; and

                  (h) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Buyer and its counsel, be necessary to sell, assign, convey, transfer and deliver to Buyer the Membership Interest, in accordance with this Agreement.

         2.4 DELIVERIES BY BUYER AND CLAIR BROTHERS. At the Closing, Buyer and Clair Brothers shall deliver, or cause to be delivered, the following:

                  (a) Buyer shall deliver by wire transfer of immediately available funds, (i) $800,000 to the Escrow Agent, pursuant to the terms and conditions of the Escrow Agreement (the "Escrow Funds"), and (ii) $11,946,023 to the account of Showco designated as follows:

                           SunTrust Bank
                           ABA No. 061-000-104
                           Wire Clearing General
                           Account No. 908-800-1944
                           Ref: Vari-Lite International
                           Attn: Agency Services

                  (b) The Escrow Agreement, duly executed by Buyer and the Escrow Agent;

                  (c) The Certificate of the Secretary of each of Buyer and Clair Brothers, dated the Closing Date, certifying (i) that attached are true and correct copies of its articles of incorporation, bylaws and any amendments thereto, and the resolutions duly adopted by its board of directors authorizing its execution, delivery and performance of this Agreement, and (ii) the names, titles and signatures of its officers who sign documents on its behalf in connection with this Agreement, certifying the authority of each such officer to do so;

                  (d) A good standing certificate for each of Buyer and Clair Brothers issued by the Secretary of State of the Commonwealth of Pennsylvania, dated within ten days prior to the Closing Date;

                  (e) An opinion of counsel to Buyer and Clair Brothers, in form and substance reasonably satisfactory to counsel for Showco and Vari-Lite; and

                  (f) All such other agreements, documents, instruments and writings as shall, in the reasonable opinion of Showco and its counsel, be necessary for Buyer to purchase and acquire the Membership Interest, in accordance with this Agreement.

III.     REPRESENTATIONS AND WARRANTIES OF SHOWCO AND VARI-LITE

         Showco and Vari-Lite hereby, jointly and severally, represent and warrant to Buyer as follows:

         3.1      ORGANIZATION AND AUTHORITY OF SELLERS.

                  (a) Each of Showco and Vari-Lite is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Clearsho is a limited liability company organized, validly existing and in good standing under the laws of the State of Delaware. Each of Showco and Vari-Lite has delivered to Buyer a true, complete and correct copy of its certificate of incorporation and bylaws as presently in effect and a true, complete and correct copy of the certificate of formation of Clearsho. Clearsho is not governed by any agreement, regulation or bylaw other than its certification of formation and its operating agreement, dated November 16, 2000, a true and complete copy of which has been delivered to Buyer (the "Operating Agreement").

                  (b) Each of Showco and Vari-Lite has all requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and any instrument and agreement contemplated herein required to be executed and delivered by it pursuant to this Agreement (collectively, the "Showco Related Instruments"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Showco Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Showco and Vari-Lite. This Agreement has been, and each Showco Related Instrument to which it is a party when executed and delivered will be, duly executed and delivered by each of Showco and Vari-Lite and constitutes, or when executed and delivered will constitute, the valid and binding obligation of each of Showco and Vari-Lite, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of Showco and Vari-Lite has delivered to Buyer a true, complete and correct copy of resolutions duly and validly adopted by its Board of Directors and, in the case of Showco, by Vari-Lite as its sole stockholder, evidencing its authorization of the execution and delivery of this Agreement and the Showco Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby (which resolutions have not been modified, revoked or rescinded in any respect).

         3.2      NO VIOLATION; CONSENTS AND APPROVALS.

                  (a) The execution and delivery of this Agreement and the Showco Related Instruments do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, (i) conflict with, or result in any violation of or constitute a default under, (A) any provision of the certificate of incorporation, certificate of formation or bylaws, or similar organizational documents, of Showco, Clearsho or

Vari-Lite or (B) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to Showco, Clearsho, Vari-Lite or the Business; or
(ii) except as set forth in SCHEDULE 3.2(a), conflict with or result in any violation of or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any Lien under, any Contract.

                  (b) Except as set forth in SCHEDULE 3.2(b), no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any court, administrative agency or commission or other governmental entity, authority or instrumentality, whether domestic or foreign ("Governmental Entity"), or any other Person, is required to be obtained or made in connection with the execution and delivery by Showco and Vari-Lite of this Agreement or any Showco Related Instrument to which it is a party, or the consummation by Showco and Vari-Lite of the transactions contemplated hereby or thereby, or compliance by Showco and Vari-Lite with the terms hereof or thereof.

         3.3      LITIGATION.

                  (a) SCHEDULE 3.3(a) sets forth a true, complete and correct list of any and all claims, actions, suits, proceedings, investigations and inquiries pending, asserted or, to the knowledge of Showco and Vari-Lite, threatened by or before any Governmental Entity, or by or on behalf of any third party, against Showco or Clearsho or which otherwise relates to the Membership Interest.

                  (b) There is no claim, action, suit, proceeding, investigation or inquiry pending, asserted or, to the knowledge of Showco and Vari-Lite, threatened by or before any Governmental Entity, or by or on behalf of any third party, which challenges the validity of this Agreement or any Showco Related Instrument or which, if adversely determined, would, individually or in the aggregate, (i) affect the ability of Showco and Vari-Lite to consummate the transactions contemplated by this Agreement and the Showco Related Instruments to which it is a party, or to comply with the terms hereof and thereof or (ii) have a Material Adverse Effect.

         3.4 BROKERS. No broker, finder or financial advisor or other Person is entitled to any brokerage fee, commission, finders' fee or financial advisory fee in connection with the transactions contemplated hereby by reason of any action taken by Showco or any affiliate, employee, representative or agent of Showco.

         3.5 STATUS OF CLEARSHO. Showco is the sole member of Clearsho. Clearsho has only one class of membership interest. There are no other membership interests or equity rights in Clearsho of any kind. There have not been granted any rights with respect to issuance or acquisition of any such membership interests or equity rights; and, specifically, there are no options, warrants, rights of first refusal, preemptive rights or other rights of any person to acquire any such membership interest or equity rights in Clearsho. Clearsho does not have any managers or any operating agreement or other agreement governing its affairs, except for the Operating Agreement. Clearsho has been formed solely to complete the transactions contemplated by the Asset Transfer Agreement and has not conducted any business or been involved in any transaction other than the transactions contemplated by the express terms of the Asset Transfer Agreement. Other than under and as defined in the Asset Transfer Agreement, Clearsho has not incurred, assumed or other become liable for any duty, obligation, liability, claim or charge of any kind. Without limiting the foregoing, Clearsho is not party to or bound by any contract or agreement other than the Asset Transfer Agreement and the Seller Related Instruments (as defined in the Asset Transfer Agreement).

         3.6 ASSET PURCHASE. The transactions contemplated to occur at the Closing under the Asset Transfer Agreement have all been completed in accordance with its terms, without waiver or modification. No party has breached the Asset Transfer Agreement or failed to satisfy any condition or requirement specified therein and required to be performed on or before the date of this Agreement. Showco and Vari-Lite have delivered a true, complete and correct copy of the Asset Transfer Agreement and all related exhibits and schedules to Buyer. Such Asset Transfer Agreement is the valid, legal and binding obligation of Showco and Vari-Lite, enforceable in accordance with its terms.

IV.      REPRESENTATIONS AND WARRANTIES OF BUYER AND CLAIR BROTHERS.

         Each of Buyer and Clair Brothers, solely with respect to itself, and severally and not jointly, hereby represents and warrants to Showco and Vari-Lite that:

         4.1      ORGANIZATION AND AUTHORITY.

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

                  (b) It has all requisite corporate power and authority to enter into this Agreement, the Escrow Agreement and any instrument and agreement contemplated herein required to be executed and delivered by it pursuant to this Agreement (collectively, the "Buyer Related Instruments"), and to consummate the transactions contemplated hereby and thereby.

The execution, delivery and performance of this Agreement and the Buyer Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on its part. This Agreement has been, and each Buyer Related Instrument to which it is a party when executed and delivered will be, duly executed and delivered by it and constitutes, and each Buyer Related Instrument when executed and delivered by it will constitute, its valid and binding obligation, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Each of Buyer and Clair Brothers has delivered to Showco a true, complete and correct copy of resolutions duly and validly adopted by its Board of Directors evidencing its authorization of the execution and delivery of this Agreement and the Buyer Related Instruments to which it is a party, and the consummation of the transactions contemplated hereby and thereby (which resolutions have not been modified, revoked or rescinded in any respect).

             4.2  NO VIOLATION; CONSENTS AND APPROVALS.

                  (a) The execution and delivery of this Agreement and the Buyer Related Instruments do not, and the consummation of the transactions contemplated hereby or thereby and compliance with the terms hereof or thereof will not, (i) conflict with, or result in any violation of or constitute a default under, (A) any provision of its articles of incorporation or bylaws, or similar organizational documents, or (B) any judgment, order or decree, or statute, law, ordinance, rule or regulation, applicable to it, or conflict with or result in any violation of or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any Lien under, any contract of any kind or character to which it is a party.

                  (b) No consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any Governmental Entity, or any other Person, is required to be obtained or made in connection with the execution and delivery by it of this Agreement or any Buyer Related Instrument to which it is a party, or the consummation by it of the transactions contemplated hereby or thereby, or compliance by it with the terms hereof or thereof.

             4.3 BROKERS. No broker, finder or financial advisor or other Person is entitled to any brokerage fee, commission, finders' fee or financial advisory fee in connection with the transactions contemplated hereby by reason of any action taken by Buyer or any affiliate, employee, representative or agent of Buyer.

V.       COVENANTS AND AGREEMENTS.

            5.1  COVENANT NOT TO COMPETE.

                 (a) For a period of five years after the Closing Date, neither Showco nor Vari-Lite, nor any subsidiary of Vari-Lite, shall, directly or indirectly, (i) whether by ownership, control, management, operation or financing, compete with the Business as conducted by Clearsho and/or Buyer ("Competitive Business"), provided, however, that the restriction contained herein will not prohibit in any way the acquisition by such Persons, directly or indirectly, of up to 1% in the aggregate of the publicly traded stock of any Person engaged in a Competitive Business, or (ii) employ, or solicit for employment, any employee of Clearsho, Buyer or Clair Brothers.

                  (b) Each of Showco and Vari-Lite acknowledges and agrees that the provisions of this Section 5.1 are necessary and reasonable to protect Buyer in the conduct of the Business and to provide Buyer with the full benefits it has bargained for under this Agreement. If any court of competent jurisdiction shall hold any restriction contained in this Section
5.1 to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

                  (c) Each of Showco and Vari-Lite acknowledges and agrees that any breach by either of them of this Section 5.1 may result in Buyer suffering a loss which cannot adequately be compensated for in damages and that Buyer shall be entitled to injunctive relief (without the necessity of posting a bond or other security) in addition to any and all other remedies available to it, whether at law or in equity.

             5.2 USE OF NAMES. At or prior to the Closing, Showco shall cause to be adopted and effected an amendment to its Certificate of Incorporation and that of any of its affiliates changing its and their name to a name bearing no resemblance to "Showco, Inc." or "Showco" or any trade name or service name included in the Intellectual Property (as defined in the Asset Transfer Agreement). At the Closing, Showco shall deliver to Buyer duly executed duplicate originals of any such amendment in proper form for filing with the appropriate Governmental Entities. From and after the Closing, except as required by Applicable Law, Showco and Vari-Lite shall not use or permit any of Vari-Lite's subsidiaries to use the name Showco or any trade name or service name included in the Intellectual Property or any variant or derivative of any thereof.

             5.3 ACCESS TO INFORMATION. For a period of five years after the Closing Date, each of Vari-Lite and Showco, on the one hand, and Buyer, on the other hand, and their respective representatives shall have reasonable access to all of the books and records of the Business, including all employee records, in the possession of the other such Party to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities, or other matters relating to or affected by the ownership of the Membership Interest or Buyer's operation of the Business. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the other Party with respect to such access pursuant to this Section 5.3. If the Party in possession of such books and records shall desire to dispose of any books and records during such five-year period, such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at such other Party's cost and expense, to segregate and remove such books and records as such other Party may select.

             5.4 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of Vari-Lite, Showco and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the purchase and sale of the Membership Interest pursuant to this Agreement.

             5.5  CERTAIN TAX MATTERS.

                  (a) All transfer, sales and similar Taxes ("Transfer Taxes") incurred in connection with this Agreement and the Asset Transfer Agreement, and the transactions contemplated hereby and thereby shall be borne by Showco and Vari-Lite (and, to the extent paid by Buyer or Clearsho, Showco and Vari-Lite shall reimburse Buyer upon request). Showco and Vari-Lite, at their expense, shall prepare and file, to the extent required by, or permissible under, Applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, Buyer shall join in the execution of all such Tax Returns and other documentation; provided, however, that prior to the Closing Date, to the extent applicable and requested by Showco, Buyer shall provide to Showco and Vari-Lite appropriate certificates of Tax exemption from each applicable Governmental Authority. Except as provided above, all Tax Returns required to be filed and Tax required to be paid by Clearsho on or before Closing shall be the sole responsibility of Showco and all Tax Returns required to be filed and tax required to be paid by Clearsho after Closing shall be the sole responsibility of Buyer.

                  (b) Each of Vari-Lite, Showco and Buyer shall provide such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, audit or other examination, or any proceeding, by or before any Governmental Entity relating to liability for Taxes, and each such Party shall provide the requesting Party with all books and records or other information which may be relevant to such Tax Return, audit, examination or proceeding. All books, records and information obtained pursuant to this Agreement relating to Taxes shall be kept confidential by such Parties.

                  (c) In the event that a dispute arises between Vari-Lite and Showco, on the one hand, and Buyer, on the other hand, regarding Taxes or any amount due under this Section 5.5, such Parties shall attempt in good faith to resolve such dispute and any agreed-upon amount shall be promptly paid to the appropriate Party. If any such dispute is not resolved within thirty days after notice thereof is given by one such Party to any other Party, such Parties shall submit the dispute to an Independent Accounting Firm for resolution, which resolution shall be final, binding and conclusive on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by such Parties. Any payment required to be made as a result of the resolution by the Independent Accounting Firm of any such dispute shall be made within five business days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

                  (d) To the extent that Vari-Lite or Showco, on the one hand, or Buyer, on the other hand, receives a Tax refund or credit with respect to a Tax that was paid or incurred by the other Party, such receiving such Party shall promptly pay the amount of such Tax refund or credit to such other Party.

             5.6  EMPLOYEES AND EMPLOYEE BENEFITS.

                  (a) SCHEDULE 5.6 list those Employees who have accepted offers of employment, effective as of the Closing Date, with Buyer (the "Transferred Employees"). Effective on the Closing Date, Vari-Lite, if applicable, and Showco shall terminate, or accept the resignation of, each Transferred Employee from employment with such Party. From and after the Closing Date, other than with respect to liabilities and obligations to Transferred Employees that arise on or after the Closing Date pursuant to agreements, contracts, arrangements, understandings and policies expressly entered into or adopted by Clearsho or Buyer, or under Applicable Law, for which only Clearsho and Buyer shall be responsible, neither Clearsho, Buyer, nor Clair Brothers shall have any liability or obligation with respect to any Employee, including under any Plan, or any employment, severance or similar agreement, contract, arrangement, understanding or policy, or Applicable Law. From and after the Closing, Vari-Lite, if applicable, and Showco shall take all actions necessary to pay, perform and discharge all liabilities and obligations to all Transferred Employees in respect of periods prior to the Closing Date, including under any Plan, or any employment, severance or similar agreement, contract, arrangement, understanding or policy, or Applicable Law.

                  (b) In furtherance but not in limitation of Section 5.6(a), Showco and Vari-Lite shall be responsible for performing and discharging all requirements under the WARN Act and under Applicable Laws for the notification of Employees of any "employment loss" (within the meaning of the WARN Act) which occurs prior to the Closing Date.

                  (a)  (i)   Effective as of the Closing Date, Buyer shall
offer to Transferred Employees participation in employee benefit plans, programs, policies and arrangements

("Benefits") that are available to similarly situated employees of Buyer. With respect to Benefits provided by Buyer after the Closing, service accrued by Transferred Employees with Vari-Lite or Showco prior to the Closing Date shall be recognized for purposes of any Qualified Plan and welfare benefit plan described in Section 5.6(c)(ii), except to the extent necessary to prevent any duplication of benefits.

                       (ii) Each Transferred Employee shall be immediately eligible to participate, without any waiting time, in welfare benefit plans of Buyer made available to Transferred Employees. For purposes of each welfare benefit plan of Buyer providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such plans to be waived for such Transferred Employee and his or her covered dependents. If Buyer's health benefits are subject to co-payments and deductibles, Buyer will give full credit for all co-payments and deductibles satisfied prior to the Closing by Transferred Employees in the same plan year under Vari-Lite's or Showco's welfare plan.

                       (iii) Except to the extent prohibited by the terms of a Qualified Plan or Applicable Laws, Vari-Lite shall cause the account balances of each Transferred Employee in the Qualified Plans to be paid to, or on behalf of, the Transferred Employee as soon as administratively practicable following the Closing. If the payments contemplated in the preceding sentence cannot be made, Buyer may request Vari-Lite to cause the account balances of the Transferred Employees in the Qualified Plans to be transferred to a defined contribution Plan maintained by Buyer containing a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("Buyer's 401(k) Plan"), provided that prior to such transfer, Buyer shall have provided to Vari-Lite (i) a determination letter from the Internal Revenue Service to the effect that Buyer's 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and (ii) a representation that Buyer's 401(k) plan complies with Section 411(d)(6) of the Code with respect of the account balances of Transferred Employees to be transferred to the Buyer's 401 (k) Plan. As soon as administratively practicable following the receipt by Vari-Life of such transfer request, Vari-Lite shall cause to be transferred to Buyer's 401(k) Plan cash or such other assets as the parties may agree having fair market value equal to the aggregate value of the account balances in the Qualified Plans as of the date of transfer for Transferred Employees (such transfer to include notes evidencing loans to Transferred Employees from their account balances), and shall also transfer all qualified domestic relations orders, within the meaning of Section 414(p) of the Code, applicable to Transferred Employees. Following such transfer of assets, Buyer shall assume all of Vari-Lite's and Showco's liabilities under the Qualified Plans with respect to Transferred Employees.

             5.7 TRANSITION RIGHTS. Showco hereby grants to Buyer an irrevocable right through and until the date that is thirty days after the Closing Date to the real property, and buildings thereon, located at 9029 Governors Row, Dallas, Texas 75247 (the "Temporary Site"), for purposes of storing, having access to, and removing any assets of Clearsho located at or on the Temporary Site, such access and removal to take place during normal business hours. Buyer shall, during such thirty (30) day period, have exclusive control over access to and from the Temporary Site. Buyer shall be liable to Showco, and to other Persons, for any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including attorneys' fees and expenses), in each case, arising out of, relating to or in connection with, or caused by, directly or indirectly, actions taken by Buyer in the exercise of its rights under this
Section 5.7, or Buyer's wilful misconduct or negligence except to the extent caused by Showco's wilful misconduct or negligence with respect to the Temporary Site, in which case Showco shall be liable to Buyer.

VI.      INDEMNIFICATION.

             6.1 SHOWCO AND VARI-LITE OBLIGATION TO INDEMNIFY. From and after the Closing Date, Showco and Vari-Lite shall, jointly and severally, defend, indemnify and hold harmless Clearsho, Buyer, and their respective successors and permitted assigns, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses), in each case, arising out of, relating to or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any breach of any representation or warranty made by Showco and Vari-Lite in this Agreement or the Showco Related Instruments; (b) any failure or refusal by Showco or Vari-Lite to satisfy, comply with or perform any agreement, term or condition of this Agreement or the Showco Related Instruments to be satisfied, complied with or performed by it; or (c) any debt, liability or obligation of Vari-Lite, Showco or, with respect to any time prior to the Closing, Clearsho (other than the Assumed Liabilities under the Asset Transfer Agreement) of any nature, known or unknown, fixed or contingent.

         6.2 BUYER AND CLAIR BROTHERS OBLIGATION TO INDEMNIFY. From and after the Closing Date, each of Buyer and Clair Brothers, severally and not jointly, shall defend, indemnify and hold harmless Showco and Vari-Lite, and their respective successors and permitted assigns, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including reasonable attorneys' fees and expenses), in each case, arising out of, relating to or in connection with, or caused by, directly or indirectly, any or all of the following: (a) any breach of any representation or warranty made by such Party in this Agreement; or (b) any failure or refusal by it to satisfy, comply with or perform any agreement, term or condition of this Agreement to be satisfied, complied with or performed by it, it being understood that the sole such agreement, term or condition as to Clair Brothers shall be as set forth in Sections 1.2, 7.1 and 7.2.

         6.3      LIMITATION ON OBLIGATION TO INDEMNITY.

                  Notwithstanding any provision hereof to the contrary, (a) no Party hereto shall have any obligation to indemnify any Person for breach of representation or warranty pursuant to Section 6.1(a) or 6.2(a) unless the Person seeking such indemnification shall have notified the Indemnitor within the period during which such representation or warranty shall survive the Closing in accordance with Section 7.4, (b) Showco and Vari-Lite, on the one hand, and Buyer and Clair Brothers, on the other hand, shall have no obligation to indemnify any Person pursuant to Section 6.1(a) or 6.2(a) unless and until the aggregate amount for which Showco and Vari-Lite, on the one hand, or Buyer and Clair Brothers, on the other hand, would be liable pursuant to Section 6.1(a) or 6.2(a) but for this provision, taken together with amounts for which such

Persons would be liable (including, in the case of Buyer and Clair Brothers, amounts for which Clearsho would be liable) under the indemnification provisions of the Asset Transfer Agreement, exceeds $175,000, and then only to the extent of such excess, and (c) in no event shall Showco and Vari-Lite, on the one hand, or Buyer and Clair Brothers, or the other hand, have any liability to indemnify any Person pursuant to Section 6.1(a) or 6.2(a) in an amount, when taken together with amounts for which such Persons would be liable (including, in the case of Clair Brothers and Buyer, for which Clearsho would be liable) under the indemnification provisions of the Asset Transfer Agreement, in excess of Nine Million Dollars ($9,000,000). The intent of the Parties is that claims under this Agreement and the Asset Transfer Agreement shall be aggregated for purposes of determining satisfaction of the $175,000 "basket" and the $9,000,000 liability limit.

         6.4 DEFENSE OF ACTIONS. With respect to each separate event, occurrence or matter ("Indemnification Matter") against which a Party (the "Indemnitee") is indemnified by any other Party or Parties (the "Indemnitor") under this Article VI, the Indemnitor shall be responsible, at its sole expense, for litigating, defending or otherwise attempting to resolve any action, suit or proceeding underlying such Indemnification Matter, except that (a) the Indemnitee may, at its option, participate in such defense or resolution at its expense and through counsel of its choice; (b) the Indemnitee may, at its option, assume control of such defense or resolution if the Indemnitor does not in good faith pursue or prosecute such defense or resolution in a reasonably timely manner; and (c) the Indemnitor shall not agree to any settlement (other than such as involve only equitable remedies that do not adversely affect the Indemnitee) without the

Indemnitee's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, unless the Indemnitee receives an unconditional and irrevocable release from liability in connection therewith. In any event, the Indemnitor and the Indemnitee shall in good faith cooperate with each other and their respective counsel with respect to all such actions, suits or other proceedings.

         6.5      NOTICES AND PAYMENTS.  With respect to each Indemnification
Matter:

                  (a) NOTICE. Upon the Indemnitee's receipt of written documents pertaining to the Indemnification Matter, or, if the Indemnification Matter does not involve a third party demand or claim, after the Indemnitee first has actual knowledge of such Indemnification Matter, the Indemnitee shall give reasonably prompt notice to the Indemnitor of the nature of such Indemnification Matter and the amount demanded or claimed in connection therewith.

                  (b) PAYMENT. After a final agreement is reached or a final judgment or order is rendered with respect to any Indemnification Matter, the Indemnitor shall promptly, but in no event later than three business days after such determination, agreement, judgment or order, pay to the Indemnitee the amount owing by the Indemnitor with respect to such Indemnification Matter.

         6.6 SOLE REMEDY. This Article VI is intended to and constitutes the sole remedy available to the parties at law or equity (other than for fraud) for breaches of representations and warranties set forth herein.

VII.     MISCELLANEOUS

         7.1 PUBLICITY. Except as required by Applicable Law (in which event the Parties shall consult with each other and provide a reasonable opportunity to comment), no Party shall make or issue any public announcement, statement or press release concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed.

         7.2 EXPENSES. Each Party shall pay all of the costs and expenses incurred by it in preparing, negotiating, executing and delivering this Agreement (and all other agreements, certificates, instruments and documents executed in connection herewith) and in consummating the transactions contemplated hereby.

         7.3 NOTICES. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or sent and confirmed by facsimile, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or
(c) one business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the Parties at their respective addresses set forth below:

                  If to Buyer or Clair Brothers to:

                           Clair Acquisition Corp.
                           P.O. Box 396
                           Lititz, PA 17543
                           Attention: Mr. Troy Clair
                           Tel: 717-664-4000
                           Fax: 717-665-2564

                  With a copy (which shall not constitute notice) to:

                           Blank Rome Comisky & McCauley LLP
                           One Logan Square
                           Philadelphia, PA 19103
                           Attention: Samuel H. Becker, Esquire
                           Tel: 215-569-5500
                           Fax: 215-569-5555

                  If to Showco or Vari-Lite to:

                           Vari-Lite International, Inc.
                           201 Regal Row
                           Dallas, TX 75247
                           Attention: Mr. H. R. Brutsche, III
                           Tel: 214-819-3147
                           Fax: 214-819-3247

                  With a copy (which shall not constitute notice) to:

                           Gardere Wynne Sewell LLP
                           1601 Elm Street
                           Suite 3000
                           Dallas, TX 75201
                           Attention: Alan J. Perkins, Esquire
                           Tel: 214-999-4683
                           Fax: 214-999-3683

Any Party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other Parties in accordance with this Section 7.3, provided that any such change of address notice shall not be effective until received.

         7.4 SURVIVAL. The representations and warranties set forth herein shall generally survive for a period of 15 months from the date hereof, except that the representations and warranties of Sections 3.5 and
3.6 shall survive indefinitely. The covenants and agreements of the Parties contained in this Agreement shall survive the Closing in accordance with their respective terms.

         7.5 ENTIRE UNDERSTANDING; AMENDMENTS. This Agreement, together with the schedules and exhibits hereto, states the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior oral and written communications and agreements with respect to the subject matter hereof, including the Letter of Intent dated October 26, 2000 among Roy B. Clair, Troy A. Clair, Clair Brothers, Showco and Vari-Lite. This Agreement shall not be amended or modified except in a written document signed by all Parties.

         7.6 PARTIES IN INTEREST. This Agreement shall bind, benefit and be enforceable by the Parties and their respective successors and permitted assigns.

         7.7 ASSIGNMENT. No Party may assign any of its rights, interests or obligations under this Agreement without the prior written consent of all other Parties hereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that (a) Buyer may, without any such consent, assign all or any portion of its rights, interests and obligations hereunder to or for the benefit of its lenders and (b) upon any assignment by any Party, the assignor shall remain fully liable for (and shall not be released or relieved of) the prompt and full payment, performance and discharge of its obligations hereunder in accordance with the terms of this Agreement.

         7.8 NO WAIVERS. No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the Party against which enforcement of such waiver is sought.

No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, the same or any other right, power or remedy.

         7.9 SEVERABILITY. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         7.10 COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and all of which shall constitute one and the same instrument.

         7.11 INTERPRETATION. Section and subsection headings in this Agreement are for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its interpretation. Ambiguities and uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties' intent as of the date of this Agreement. Each Party acknowledges that it has been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

         7.12 REFERENCES. All words in this Agreement shall be construed to be of such number and gender as the context requires or permits. When used in this Agreement, the words "including" shall be deemed in all cases to be followed by the words "without limitation."

         7.13 GOVERNING LAW. This Agreement is made under, and shall be construed and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein (without giving effect to conflicts of law principles).

         7.14 VENUE. Venue in any and all suits, actions and proceedings related to the subject matter of this Agreement shall be in the state and federal courts located in and for the State of Delaware (the "Courts"), which shall have exclusive jurisdiction for such purpose, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such Courts and irrevocably waive the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding. Service of process may be made in any manner recognized by such Courts. Each of the Parties hereby irrevocably waives its right to a jury trial arising out of any dispute in connection with this Agreement or the transactions contemplated hereby.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have duly executed and delivered this Equity Purchase Agreement as of the date first written above.

                                       VARI-LITE INTERNATIONAL, INC.



                                       By:_____________________________________
                                          Name: H. R. Brutsche III
                                          Title:   Chairman and Chief
                                                   Executive Officer


                                       SHOWCO, INC.



                                       By:_____________________________________
                                          Name:  H. R. Brutsche III
                                          Title:    Vice President


                                       CLAIR ACQUISITION CORP.



                                       By:_____________________________________
                                          Name: Troy A. Clair
                                          Title:   Vice President


                                       CLAIR BROTHERS AUDIO ENTERPRISES, INC.



                                       By:_____________________________________
                                          Name: Troy A. Clair
                                          Title:   Vice President

                  {SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT}

                                                                       EXHIBIT A
                                                   TO EQUITY  PURCHASE AGREEMENT

                                   DEFINITIONS
1.         "Agreement" means this Equity Purchase Agreement, dated as of November 17, 2000.

2.         "Applicable Law" has the meaning set forth in the Asset Transfer Agreement.

3.         "Asset Transfer Agreement" has the meaning set forth in the "Background" section.

4.         "Assumed Liabilities" has the meaning set forth in the Asset Transfer Agreement.

5.         "Benefit" has the meaning set forth in Section 5.6(c).

6.         "Business" has the meaning set forth in the "Background" section.

7.         "Buyer" has the meaning set forth in the Preamble hereto.

8.         "Buyer Related Instruments" has the meaning set forth in Section 4.1(b).

9.         "Buyer's 401(K) Plan" has the meaning set forth in Section 5.6.

10.        "Clair Brothers" has the meaning set forth in the preamble.

11.        "Clearsho" has the meaning set forth in the "Background" section.

12.        "Closing" has the meaning set forth in Section 2.1.

13.        "Closing Date" has the meaning set forth in Section 2.1

14. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder from time to time.

15.        "Competitive Business" has the meaning set forth in Section 5.1.

16.        "Contract" has the meaning set forth in the Asset Transfer Agreement.


                                      A-1


17.        "Employee" has the meaning set forth in the Asset Transfer Agreement.

18.        "Escrow Agent" means Fulton Bank, a Pennsylvania banking corporation.

19.        "Escrow Agreement" means the Escrow Agreement, dated the date hereof, among
           Showco, Buyer and the Escrow Agent.

20.        "Escrow Funds" has the meaning set forth in Section 2.4(a).

21.        "Governmental Entity" has the meaning set forth in Section 3.2(b).

22.        "Indemnification Matter" has the meaning set forth in Section 6.4.

23.        "Indemnitee" has the meaning set forth in Section 6.4.

24.        "Indemnitor" has the meaning set forth in Section 6.4.

25.        "Independent Accounting Firm" means such nationally recognized, independent accounting firm as is mutually appointed by Vari-Lite and Buyer for purposes of this Agreement.

26.        "Intellectual Property" has the meaning set forth in the Asset Transfer Agreement.

27.        "Lien" means any and all liens, claims, charges, security interests, mortgages, restrictions, limitations and encumbrances of any nature whatsoever.

28.        "Membership Interest" has the meaning set forth in the "Background" section.

29.        "Party or Parties" has the meaning set forth in the Preamble hereto.

30.        "Person" means any individual, sole proprietorship, joint venture, partnership, limited liability company, corporation, association, cooperative, trust, estate, Governmental
           Entity, or other entity of any nature whatsoever.


                                      A-2


31.       "Plan" shall have the meaning provided in the Asset Transfer Agreement.

32.       "Purchase Price" has the meaning set forth in Section 2.2.

33.       "Qualified Plan" has the meaning set forth in the Asset Transfer Agreement.

34.       "Showco" has the meaning set forth in the preamble.

35.       "Showco Related Instruments" has the meaning set forth in Section 3.1(b).

36.       "Showco Required Approvals" means, collectively, the consents, approvals, orders, authorizations, notices, registrations and filings set forth in SCHEDULE 3.2(b).

37.        "Tax Returns" means any and all returns, reports, information returns, declarations, claims for refund, or other documents, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Entity responsible for the administration of laws governing Taxes.

38.        "Tax" or "Taxes" means any and all taxes, surtaxes, charges, fees, levies, penalties and other assessments imposed by any Governmental Entity, including income, gross receipts, excise, property, sales, transfer, use, franchise, special franchise, payroll, recording, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto or any liability for taxes incurred by reason of joining in the filing of any consolidated, combined or unitary Tax Returns, in each case including any interest, penalties or additions attributable thereto.

39.        "Temporary Site" has the meaning set forth in Section 5.7.


                                      A-3



40.        "Transferred Employees" has the meaning set forth in Section 5.6.

41.        "Transfer Taxes" has the meaning set forth in Section 5.5(a).

42.        "Vari-Lite" has the meaning set forth in the Preamble hereto.

                                      A-4